Exhibit 10.5

BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10719

MUFG 1251 Avenue of the Americas New York, New York 10020	TRUIST BANK TRUIST SECURITIES, INC. 3333 Peachtree Road Northeast Atlanta, GA 30326

October 27, 2020

Callaway Golf Company

2180 Rutherford Road

Carlsbad, CA 92008

Project Champion

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (or any of its designated affiliates, “Bank of America”), JPMorgan Chase Bank, N.A. (together with any of its designated affiliates, “JPMCB”), MUFG (as defined below), Truist Bank (“Truist”), Truist Securities, Inc. (“TS” and, together with Bank of America, JPMCB, MUFG and Truist, the “Commitment Parties”, “we” or “us”) that Callaway Golf Company (the “Borrower”) intends to directly or indirectly acquire (the “Acquisition”) all of the issued share capital of Topgolf International, Inc., a Delaware corporation (the “Acquired Business”) in accordance with the Acquisition Agreement (as defined in Annex II hereto). The Borrower, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”. For the purposes of this letter, “MUFG” means MUFG Bank, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any of affiliates of MUFG as determined to be appropriate by MUFG.

In connection with the Acquisition, the Borrower will seek to obtain an amendment (the “Term Loan Amendment”) to that certain Credit Agreement, dated as of January 4, 2019 (as amended or otherwise modified on or prior to the Closing Date (as defined herein), the “Existing Term Loan Credit Agreement” and the existing term loans thereunder, the “Existing Term Loans”) by and among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent thereunder, on the terms set forth in the Summary of Amendments set forth on Schedule I hereto (with any other amendments to the Existing Term Loan Credit Agreement to be agreed by the parties hereto, collectively, the “Amendments”; and the existing term loan facility under the Existing Term Loan Credit Agreement as amended by the Amendments, the “Amended Term Loan Facility” and the term loans thereunder, the “Amended Term Loans”).

In addition, you have advised us that, in the event the Amendments have not been obtained prior to December 11, 2020 (or such later date as agreed by the Commitment Parties) (the “Launch Date”), a new term loan facility aggregating $442,800,000 (less any scheduled amortization and the aggregate amount of any mandatory or voluntary prepayments of loans or buy backs by the Borrower under the Existing Term Loan Credit Agreement after the date hereof but prior to the Closing Date) (the “Refinancing Term B Facility” and the term loans thereunder the “Refinancing Term B Loans”) shall be required to refinance the Existing Term Loan Credit Agreement (the “Refinancing”) in order to facilitate the Acquisition. The “Senior Credit Facility” shall mean (i) if the Amendment Effective Date (as defined herein) has occurred, the Amended Term Loan Facility and (ii) if the Amendment Effective Date has not occurred, the Refinancing Term B Facility. The Acquisition, the entry into the Amendments, if any, the Refinancing, if any, and all related transactions are hereinafter collectively referred to as the “Transaction.” The date, if any, that the Amendment is executed and delivered by, and becomes irrevocably valid and binding against, each of the parties thereto (including the lenders constituting Required Lenders (as defined in the Existing Term Loan Credit Agreement) on the date thereof) (which, for the avoidance of doubt, may be a date on or prior to the Closing Date) is referred to herein as the “Amendment Effective Date”. The date of consummation of the Acquisition is referred to herein as the “Closing Date.” In the event that the Amendment Effective Date occurs prior to the Closing Date, the Amendments under the Term Loan Amendment becoming operative shall be conditioned upon the occurrence of, the Closing Date and the payment of the Amendment Fees, if any, and any other fees and expenses required to be paid on the Closing Date pursuant to the Fee Letter and this Commitment Letter.

1. Commitments, Engagements and Titles. In connection with the foregoing, (a)(i) Bank of America is pleased to advise you of its several commitment to provide, and hereby commits to provide, 50.2% of the principal amount of the Refinancing Term B Facility, (ii) JPMCB is pleased to advise you of its several commitment to provide, and hereby commits to provide, 16.6% of the principal amount of the Refinancing Term B Facility, (iii) MUFG is pleased to advise you of its several commitment to provide, and hereby commits to provide, 16.6% of the principal amount of the Refinancing Term B Facility and (iv) Truist (together with Bank of America, JPMCB and MUFG in such capacity, the “Initial Lenders”) is pleased to advise you of its several commitment to provide, and hereby commits to provide, 16.6% of the principal amount of the Refinancing Term B Facility, in each case, upon and subject to the terms and conditions set forth in this letter and in Annexes I and II hereto (collectively, the “Summary of Terms” and, together with this letter agreement, the “Commitment Letter”), (b) Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Refinancing Term B Facility, all upon and subject to the terms and conditions set forth in this Commitment Letter (c) Bank of America, JPMCB, MUFG and TS are pleased to advise you of their willingness, and you hereby engage Bank of America, JPMCB, MUFG and ST to act as joint lead arrangers and joint bookrunning managers (in such capacities, the “Amendment Lead Arrangers”) for the Amended Term Loan Facility to solicit consents for the approval of the Amendments from the lenders under the Existing Term Loan Credit Agreement (the “Existing Lenders”) and (d) Bank of America, JPMCB, MUFG and TS are pleased to advise you of their willingness, and you hereby engage Bank of America, JPMCB, MUFG and TS to act as joint lead arrangers and joint bookrunning managers (in such capacities, the “Refinancing Lead Arrangers”; and, together with the Amendment Lead Arrangers, the “Lead Arrangers”) for the Refinancing Term B Facility, and in connection therewith to form a syndicate of banks, financial institutions and other entities, including Bank of America, JPMCB, MUFG and Truist, for the Refinancing Term B Facility approved by you (such approval not to be unreasonably withheld) and excluding Disqualified Institutions (such banks, financial institutions and other entities committing to the Refinancing Term B Facility, the “Refinancing Term B Lenders” and, together with the Existing Lenders, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter.

Without limiting the Initial Lenders’ commitments to provide the Refinancing Term B Facility on the terms and conditions set forth herein, the Borrower acknowledges that this Commitment Letter is neither an expressed nor an implied commitment by the Lead Arranger or any of its affiliates to provide any financing in connection with the Amended Term Loans or to provide or purchase loans in connection with the Amended Term Loans. In addition, the Borrower acknowledges and agrees that this Commitment Letter is not a guarantee with respect to the successful outcome of the Amendments.

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by the Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in order to obtain its commitment to participate in the Senior Credit Facility unless you and we shall so agree. In addition, Bank of

America will have “lead left” placement on all marketing materials relating to the Senior Credit Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as manager of the physical books, and JPMCB, MUFG and Truist will appear immediately to the right of Bank of America on all such marketing materials.

The commitments of the Initial Lenders in respect of the Refinancing Term B Facility and the undertaking of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the applicable conditions precedent set forth herein and in the Summary of Terms. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms or if not defined therein, then in the Existing Term Loan Credit Agreement as in effect on the date hereof.

2. Syndication. The Lead Arrangers intend to commence syndication of the Senior Credit Facility (including the process of soliciting and obtaining consents in respect of the Amended Term Loan Facility) promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined). You agree to actively assist the Lead Arrangers in obtaining the consents necessary to approve the Amendments and, if such consents to the Amendments are not received on prior to the Launch Date, then in achieving a syndication of the Refinancing Term B Facility that is reasonably satisfactory to the Lead Arrangers and to you until the earliest of (x) the Amendment Effective Date, (y) the occurrence of a Successful Syndication (as defined in the Fee Letter) and (z) ninety (90) days after the Closing Date (such earliest date, the “Syndication Date”). Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts (to the extent consistent with the terms of the Acquisition Agreement) to cause the Acquired Business to provide, the Lead Arrangers and the Lenders upon request with all information reasonably available to you that is reasonably deemed necessary by the Lead Arrangers to complete such syndication and/or solicitation, including, but not limited to, information and evaluations prepared by you and your non-legal advisors, or on your behalf, relating to the Transaction (including the Projections (as hereinafter defined) and forecasts prepared by management of the Companies for the first four fiscal quarters and each fiscal year following the Closing Date for the term of the Senior Credit Facility), (b) your preparation of a customary information memorandum with respect to the Senior Credit Facility in form and substance consistent with prior term loan financings of the Borrower and based on the most recent financial statements of the Borrower and the Acquired Business included in the Required Information (the “Information Memorandum”) and other customary marketing materials to be used in connection with the syndication and/or solicitation of the Senior Credit Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined)), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication and/or solicitation efforts of the Lead Arrangers benefit materially from your existing lending relationships, (d) your using your commercially reasonable efforts to obtain or reaffirm, as applicable, monitored public corporate credit or family ratings of the Borrower after giving effect to the Transaction and ratings of the Senior Credit Facility from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”) (it being understood that no specific Ratings need to be obtained), (e) your otherwise assisting the Lead Arrangers in their syndication and/or solicitation efforts, including by making your officers and advisors available from time to time on reasonable prior notice and during ordinary business hours to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one meeting of existing and prospective Lenders at a time and location (which may be by telephone or videoconference) to be mutually agreed and (f) your using commercially reasonable efforts to have commenced a consent solicitation to seek consents to effectuate the Amendments to the Existing Credit Agreement no later November 16, 2020. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary (other than the conditions expressly set forth in Annex II hereto), (x)

neither the receipt of Ratings referred to in clause (d) above nor the commencement, conduct or completion of such syndication shall constitute a condition to the commitments hereunder or the availability or funding of the Refinancing Term B Facility on the Closing Date, (y) you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any obligation of confidentiality binding upon you or any of your subsidiaries or affiliates (provided that you will inform us, to the extent legally permitted, that you are withholding any information pursuant to this clause (y)), and (z) the only historical financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication and/or solicitation of the Senior Credit Facility shall be those required to be delivered pursuant to paragraph (vi) of Annex II hereto.

The Lead Arrangers will not syndicate the commitments of the Commitment Parties to Disqualified Institutions.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the solicitation of consents to the Amendments and syndication of the Refinancing Term B Facility in consultation with you, including decisions as to the selection of prospective Lenders (excluding Disqualified Institutions) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders, subject to your consent right under Section 1 above. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers (but shall in no event exceed the amounts set forth herein and in the Fee Letter without your consent).

Notwithstanding the Lead Arrangers’ right to syndicate the Refinancing Term B Facility and receive commitments with respect thereto, it is agreed that (a) any syndication of, or receipt of commitments in respect of, all or any portion of any Commitment Party’s commitments hereunder prior to the initial funding under the Refinancing Term B Facility shall not (x) be a condition to any Commitment Party’s commitments nor (y) reduce or release any Commitment Party from its commitments or obligations hereunder with respect to the Refinancing Term B Facility, (b) no syndication, assignment or other transfer shall become effective with respect to any portion of any Commitment Party’s commitments in respect of the Refinancing Term B Facility until after the initial funding of the Refinancing Term B Facility, if any, on the Closing Date and (c) unless you otherwise agree in writing in your sole discretion, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until after the Closing Date has occurred.

From the date hereof through the earlier of (a) the Amendment Effective Date and (b) the later of the Closing Date and the Syndication Date, none of the Borrower or its controlled subsidiaries shall syndicate or issue (and the Borrower shall use its commercially reasonable efforts (to the extent consistent with the Acquisition Agreement) to ensure that the Acquired Business does not), attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt of the Companies (other than (i) the Senior Credit Facility, (ii) ordinary course capital leases, purchase money indebtedness and working capital facilities, (iii) the ABL Amendment and the Amended ABL Credit Agreement (each as defined below) and (iv) the Existing Credit Agreement (as defined in the Acquisition Agreement)), including any renewals or refinancings of any existing debt (except for debt under the 2018 Japan ABL Facility (as defined in the Borrower’s filing on Form 10-Q for the quarterly period ended June 30, 2020 (the “2Q 10-Q”) or the Acquiror Japanese Term Loan Facility (as defined in the Acquisition Agreement)), in each case that could reasonably be expected to materially impair the solicitation of consents to the Amendments or the primary syndication of the Senior Credit Facility, without the prior written consent of Lead Arrangers (not to be unreasonably withheld).

3. Information Requirements. You hereby represent, warrant and covenant that (a) all written information, other than Projections (as defined below) and other than information of a general economic, forward-looking or industry-specific nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or any of its representatives in connection with any aspect of the Transaction (the “Information”), taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transaction (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood such assumptions and Projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are outside of your control, that no assurance can be given that any particular Projections will be realized and that actual results may vary materially from the Projections. You agree that if at any time prior to the earlier of (i) the Amendment Effective Date and (ii) later of the Closing Date and the Syndication Date any of the representations in the preceding sentence would be incorrect in any material respect, if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (or, prior to the Acquisition, in the case of Information and Projections regarding the Acquired Business, use commercially reasonable efforts to supplement, or cause to be supplemented), the Information and Projections so that such representations will be correct in all material respects at such time; provided that any such supplementation shall cure any breach of such representations. Solely as they relate to matters with respect to the Acquired Business, prior to the Closing Date, the foregoing representations, warranties and covenants are made to your knowledge. In issuing this commitment and in arranging and syndicating and soliciting the Senior Credit Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof; provided however, the accuracy of the representations in this Section 3 and your compliance with the covenants in this Section 3 shall not be a condition to the Commitment Parties’ obligations hereunder or the initial funding of the Refinancing Term B Facility on the Closing Date.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain existing and prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to existing and prospective Public Lenders.

Before distribution of any Information Materials (a) to existing and prospective Private Lenders, you and the Acquired Business each shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to existing and prospective Public Lenders, you and the Acquired Business each shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arrangers on your behalf may distribute the following documents to all existing and prospective Lenders, unless you advise the Lead Arrangers in writing (including by email)

within a reasonable time prior to their intended distributions (after you have been given a reasonable opportunity to review such documents) that such material should only be distributed to existing and prospective Private Lenders: (a) administrative materials for existing and prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Senior Credit Facility and (c) drafts and final versions of definitive documents with respect to the Senior Credit Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials made available to existing and prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to reimburse the Commitment Parties after receipt (to the extent you have been provided an invoice thereof at least at least three (3) business days prior to such reimbursement) of a written request together with customary backup documentation in reasonable detail, for all reasonable out-of-pocket fees and expenses (which in the case of legal fees and expenses shall be limited to the reasonable fees and expenses of one primary counsel to the Lead Arrangers and the Administrative Agent taken as a whole and one local counsel to the Lead Arrangers and the Administrative Agent taken as a whole in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions)) incurred in connection with the Senior Credit Facility, the syndication and/or solicitation thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses that may be incurred by or asserted or awarded against any Indemnified Party (and will reimburse each Indemnified Party, within 30 days after receipt of written request, for all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees, expenses and charges of one primary counsel for all Indemnified Parties, taken as a whole, and one firm of local counsel for all Indemnified Parties, taken as a whole, in each applicable jurisdiction (and, in the case of an actual or perceived conflict of interest, of another counsel for each group of similarly situated affected Indemnified Parties) related to such claims, damages, losses, liabilities and expenses reasonably promptly after written request)), in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any related transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence, bad faith or willful misconduct or the gross negligence, bad faith or willful misconduct of such Indemnified Party’s controlled or controlling affiliates or any of its or their directors, officers, employees or principals, in each case, that was involved in the negotiation or syndication of this Commitment Letter or the credit facilities contemplated hereby (each a “Related Party”), (ii) such Indemnified Party’s or its Related Party’s material breach of its obligations under this Commitment Letter or (iii) any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) that is brought by an Indemnified Party against any other Indemnified Party (other than any Proceeding against an arranger, bookrunner or agent under the Senior Credit Facility acting in its capacity as such or any claims arising out of an act or omission on the part of you or any of your affiliates). In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. None of you or your subsidiaries nor any Indemnified Party will be liable for any special, indirect, consequential or punitive damages that may be alleged as a result of this Commitment Letter or any element of the Transaction; provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent set forth in this paragraph (including your indemnity and reimbursement obligations to indemnify us for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnified Party is entitled to indemnification hereunder). Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party or a Related Party of such Indemnified Party, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party. You shall not be liable for any settlement of any pending or threatened Proceeding effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned) or any expenses incurred or associated therewith, but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party or Related Party, as the case may be, from and against any and all losses, claims, damages and liabilities of any kind or nature in accordance with and subject to the limitations contained in this paragraph.

(c) Each Indemnified Party shall be obligated to refund or return any and all amounts paid to it under this Section 4 to such Indemnified Party or its Related Parties for any such losses, claims, damages, liabilities or expenses to the extent such Indemnified Party is not ultimately entitled to payment of such amounts in accordance with the terms hereof, as determined in a final, non-appealable judgment of a court of competent jurisdiction.

5. Conditions to Financing. The commitment of the Initial Lenders in respect of the Refinancing Term B Facility and the undertaking of the Lead Arrangers to provide the services in respect of the Refinancing Term B Facility described herein are subject solely to the satisfaction (or waiver by the Lead Arrangers) of each of the conditions set forth in Annex II hereto and each of the following conditions precedent (it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Refinancing Term B Credit Documentation, other than those that are expressly stated in this Section 5 and as set forth in Annex II hereto): (a) the negotiation and execution and delivery by the Loan Parties of definitive documentation with respect to the Refinancing Term B Facility consistent with this Commitment Letter and the Fee Letter and otherwise customary for transactions of such type (the “Refinancing Term B Credit Documentation” and, the Refinancing Term B Credit Documentation, together with the definitive documentation with respect to the Amended Term Loan Facility, the “Credit Documentation”); and (b) the satisfaction of all other conditions and requirements set forth in Annex II hereto. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Refinancing Term B Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations relating to the Companies and their subsidiaries the accuracy of which shall be a condition to the availability of the Refinancing Term B Facility on the Closing Date shall be the Specified Representations (as hereinafter defined). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate status of the Loan Parties, corporate power and authority of the Loan Parties to enter into the Refinancing Term B Credit Documentation, due authorization, execution, delivery and enforceability of the Refinancing Term B Credit Documentation, no conflicts (limited to entry into the Refinancing Term B Credit Documentation) with organizational documents, solvency of the Borrower and its restricted subsidiaries on a consolidated basis (in scope consistent with the form of solvency certificate attached as Annex III hereto), Federal Reserve margin regulations, the use of proceeds not in violation of the U.S.A. Patriot Act, OFAC, and FCPA, the Investment Company Act, and the creation, validity and perfection of the security interests granted in the intended collateral (subject to the following sentence). The Refinancing Term B Credit Documentation shall be in a form such that they do not impair the availability of the Refinancing Term B Facility on the Closing Date if the conditions set forth in this Section 5 and in Annex II hereto are satisfied, it being understood that to the extent any filing, recordation, lien search or security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests in wholly-owned material domestic restricted subsidiaries) is not provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so without unreasonable burden or expense, the provision or perfection of such filing, recordation, lien search or security interest(s) shall not constitute a condition precedent to the availability of the Refinancing Term B Facility on the Closing Date but shall be required to be delivered no later than ninety (90) days after the Closing Date (or such later date as may be agreed by the Administrative Agent) pursuant to arrangements to be mutually agreed. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your officers, directors, employees, accountants, attorneys and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or compulsory legal process or as requested by a governmental authority (in which case you, to the extent reasonably practicable and not prohibited by applicable law, agree to inform us promptly thereof), (iii) this Commitment Letter and the Fee Letter (redacted with respect to the fee amounts and the pricing and other economic terms of the “market flex” provisions set forth in the Fee Letter so long as such redacted provisions do not impact the permissibility of the transactions contemplated hereby under the Existing Credit Agreement (as defined in the Acquisition Agreement)) may be disclosed on a confidential basis to the board of directors, officers, employees and advisors of the Acquired Business in connection with their consideration of the Transaction, (iv) in connection with the enforcement of your rights hereunder, (v) the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transaction to the extent customary or required in marketing materials for the Senior Credit Facility or the Amended ABL Credit Agreement or in any public filing or any prospectus or offering memorandum or confidential information memorandum or lender presentation and (vi) this Commitment Letter in any syndication or solicitation of the Senior Credit Facility or the Amended ABL Credit Agreement or other public filing or any prospectus or offering memorandum or confidential information memorandum or lender presentation. The Commitment Parties agree that they will permit you to review and approve (such approval not to be unreasonably withheld or delayed) any reference to you or any of your affiliates in connection with the Senior Credit Facility or the transactions contemplated hereby contained in any press release or similar written disclosure prior to public release. To the extent not earlier terminated, this paragraph shall (except with respect to the Fee Letter) terminate on the second anniversary of the date hereof.

The Commitment Parties agree that the provisions of Section 10.07 of the Existing Term Loan Credit Agreement are hereby incorporated herein by reference, mutatis mutandis, as if fully set forth herein and shall apply with respect to this Commitment Letter and the transactions contemplated hereby and any information with respect to the Acquired Business provided in connection herewith. To the extent not earlier terminated, this paragraph shall terminate on the earliest to occur of the Amendment Effective Date, the initial funding under the Refinancing Term B Facility and the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Senior Credit Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act or the Beneficial Ownership Regulation, as applicable.

You acknowledge that certain of the Commitment Parties are currently acting as lenders under the Existing ABL Credit Agreement and that Bank of America is acting as the administrative agent under the Existing ABL Credit Agreement and the Existing Term Loan Credit Agreement. You further acknowledge that your and any of your affiliates’ rights and obligations under any other agreement with the Commitment Parties or any of their respective affiliates (including the Existing ABL Credit Agreement and the Existing Term Loan Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by the Commitment Parties’ performance or lack of performance of services hereunder. You further acknowledge that the Commitment Parties or any of their respective affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to you or other companies that may be involved in a competing transaction. You hereby agree that the Commitment Parties may render their services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between any Commitment Party and you or any of your affiliates in connection with the commitments contemplated hereby, on the one hand, and the exercise by such Commitment Party or any of its affiliates of any of their rights and duties under any credit or other agreement (including the Existing ABL Credit Agreement and the Existing Term Loan Credit Agreement), on the other hand, provided that the foregoing shall not limit the Commitment Parties’ obligations under this Section 6.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Senior Credit Facility; provided that (x) the provisions of Section 4 shall be terminated on the Closing Date and superseded in their entirety by the terms of the Credit Documentation and (y) the provisions of Section 3 shall survive only until the earlier of (i) the Amendment Effective Date and (ii) the later of the Syndication Date and the Closing Date.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. This Commitment Letter and the Fee Letter may be in the form of an Electronic Record (as defined in 15 USC §7006, as it may be amended from time to time) and may be executed using Electronic Signatures (as defined in 15 USC §7006, as it may be amended from time to time) (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Lead Arrangers of a manually signed paper counterpart to this Commitment Letter and/or the Fee Letter which has been converted into electronic form (such as scanned into PDF format), or an electronically signed counterpart to this Commitment Letter and the Fee Letter converted into another format, for transmission, delivery and/or retention. For the avoidance of doubt, the foregoing applies to any amendment, extension, or renewal of this Commitment Letter and/or the Fee Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of

Company Material Adverse Effect (as defined in the Acquisition Agreement) and whether there shall have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement), (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) whether the representations and warranties made by the Acquired Business in the Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Acquisition Agreement, shall be determined in accordance with the laws of the State of Delaware. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties hereto with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter contained therein.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Amendments and the Refinancing Term B Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties).

Please indicate your acceptance of the terms of the Senior Credit Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the

Fee Letter not later than 5:00 p.m. (New York City time) on October 27, 2020, whereupon the undertakings of the parties with respect to the Senior Credit Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Senior Credit Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) 11:59 p.m., New York City time, on the date that is five (5) business days after the Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof), (b) the closing of the Acquisition without the use of the Senior Credit Facility and (c) the termination of the Acquisition Agreement in accordance with its terms without the closing of the Acquisition. In addition the commitments hereunder in respect of the Refinancing Term B Facility shall automatically terminate upon the Amendment Effective Date.

[The remainder of this page intentionally left blank.]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Mark N. Post
Name: Mark N. Post
Title: Managing Director

Signature Page to Commitment Letter

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jeff Bailard
Name: Jeff Bailard
Title: Managing director

Signature Page to Commitment Letter

MUFG UNION BANK, N.A.

By:	/s/ Grant Moyer
Name: Grant Moyer
Title: Managing Director

Signature Page to Commitment Letter

TRUIST BANK

By:	/s/ Sheryl Squires Kerley
Name: Sheryl Squires Kerley
Title: Director

TRUIST SECURITIES, INC.

By:	/s/ Keith Roberts
Name: Keith Roberts
Title: Managing Director

Signature Page to Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

CALLAWAY GOLF COMPANY

By:	/s/ Brian P. Lynch
Name: Brian P. Lynch
Title: Executive Vice President and Chief Financial Officer

Signature Page to Commitment Letter

SCHEDULE I

Summary of Amendments

The Term Loan Amendment shall contain, and the Lead Arrangers shall seek to obtain the requisite consents for, the following amendments (with any changes as mutually agreed to by the Lead Arrangers and the Borrower) to the Existing Term Loan Credit Agreement (such amendments, the “Amendments”):

1.

Replace certain references to be agreed therein to “Subsidiary” with references to “Restricted Subsidiary” where applicable to reflect the status of the Acquired Business and its subsidiaries as Unrestricted Subsidiaries.

2.

Modify (i) the definition of “Consolidated EBITDA” in the Existing Term Loan Credit Agreement to remove clause (b)(xi) of such definition and (ii) the definition of “Consolidated Net Income” in the Existing Term Loan Credit Agreement to add a new clause (d) to such definition as follows: “and (d) fees and expenses incurred or any amortization thereof in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case, to the extent not otherwise prohibited hereunder”.

3.

Modify the definition of “Consolidated Net Income” in the Existing Term Loan Credit Agreement to replace clause (a) of such definition with the following: “any extraordinary, exceptional, unusual, special or infrequent gain, loss or charge not in the ordinary course of business for such Measurement Period”.

4.

Modify (i) the definition of “Solvent” and “Solvency” in the Existing Term Loan Credit Agreement and (ii) Sections 5.05(c) and 5.18 of the Existing Term Loan Credit Agreement, in each case, to replace each instance of the words “Subsidiaries” and “subsidiaries” with the words “Restricted Subsidiaries”.

5.	Modify the definition of “Unrestricted Subsidiary” in the Existing Term Loan Credit Agreement to include the Acquired Business and its subsidiaries.

6.	Modify Section 2.05(a) of the Existing Term Loan Credit Agreement to implement the Soft Call Modification (as defined in the Fee Letter).

7.

Modify Section 6.12 of the Existing Term Loan Credit Agreement to add the following sentence at the end thereof: “Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall any Unrestricted Subsidiary be required to become a Guarantor.”

8.	Modify Section 7.01 of the Existing Term Loan Credit Agreement and the Security Agreement to implement the Collateral Modification (as defined in the Fee Letter).

9.	Modify Section 7.02 of the Existing Term Loan Credit Agreement to increase the cap on Indebtedness of Foreign Subsidiaries in the penultimate paragraph of Section 7.02 from $50,000,000 to $70,000,000.

Schedule I-1

10.

Modify Section 7.03 of the Existing Term Loan Credit Agreement to (i) permit the Acquisition, with the Acquired Business and its subsidiaries to constitute Unrestricted Subsidiaries under the Existing Term Loan Credit Agreement and (ii) increase the amount of Investments in Top Golf permitted under Section 7.03(k) from $30,000,000 to $230,000,000.

11.

Modify the Existing Term Loan Credit Agreement in a manner consistent with the amendments to the Existing ABL Credit Agreement made pursuant to the ABL Amendment, to the extent mutually agreed to be applicable.

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

REFINANCING TERM B CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Callaway Golf Company, a Delaware corporation (the “Borrower”).

Guarantors:	As set forth in the Existing Term Loan Credit Agreement, subject to the Refinancing Term Loan Documentation Principles (as defined below), and the related guarantee and collateral documents; provided that the Acquired Business and its subsidiaries shall be designated as Unrestricted Subsidiaries and shall not be required to be Guarantors.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent for the Lenders (the “Administrative Agent”).

Refinancing Term B Credit Documentation:	The Refinancing Term B Credit Documentation shall be consistent with this Annex I, shall contain only those conditions precedent, mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in this Annex I (as may be modified by the “market flex” provisions set forth in the Fee Letter) and shall otherwise be substantially identical to, and otherwise at least as favorable to the Borrower as, the Existing Term Loan Credit Agreement, as further modified in a manner consistent with this Annex I and otherwise (i) to permit the Acquisition (without reducing or utilizing any basket or capacity set forth in the Refinancing Term B Credit Documentation), with the Acquired Business and its subsidiaries to constitute Unrestricted Subsidiaries, (ii) to reflect the Amendments set forth in Schedule I and (iii) in a manner to be mutually agreed, to reflect the operational and administrative changes reasonably required by the Administrative Agent (collectively, the “Refinancing Term Loan Documentation Principles”). The Refinancing Term B Credit Documentation shall be subject in all respects to the Certain Funds Provision.

Lead Arrangers and Bookrunning Managers:	Bank of America, JPMorgan Chase Bank, N.A. (“JPMCB”), MUFG (as defined below) and Truist Securities, Inc. will act as joint and exclusive lead arrangers and joint and exclusive bookrunning managers for the Refinancing Term B Facility (the “Lead Arrangers”). “MUFG” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any of affiliates of MUFG as determined to be appropriate by MUFG.

Annex I-I

Lenders:	Bank of America, JPMCB, MUFG, Truist Bank and other banks, financial institutions and institutional lenders selected by the Lead Arrangers with the approval of the Borrower (not to be unreasonably withheld) (collectively, the “Lenders”).

Refinancing Term B Facility:	A $442,800,000 term loan B facility (less any scheduled amortization and the aggregate principal amount of any mandatory or voluntary prepayments of loans or buy backs by the Borrower under the Existing Term Loan Credit Agreement after the date hereof but prior to the Closing Date), all of which will be drawn on the Closing Date (the “Refinancing Term B Facility”).

Purpose:	The proceeds of the borrowings under the Refinancing Term B Facility on the Closing Date shall be used, together with cash on hand, (i) to consummate the Refinancing and (ii) to pay fees and expenses incurred in connection with the Transaction.

Interest Rates:	The interest rates per annum (calculated on a 360-day basis) applicable to the Refinancing Term B Facility will be, at the option of the Borrower (i) Eurodollar Rate plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The “Applicable Margin” means, 4.50% per annum, in the case of Eurodollar Rate advances, and 3.50% per annum, in the case of Base Rate advances.

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Lenders, twelve months) for Eurodollar Rate advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“Eurodollar Rate” and “Base Rate” will have meanings provided in the Existing Term Loan Credit Agreement; provided that Eurodollar Rate will be deemed to be not less than the Euro Dollar Rate Floor (as defined in the Fee Letter) and Base Rate will be deemed to be not less than the Base Rate Floor (as defined in the Fee Letter). The Refinancing Term B Credit Documentation will include reasonable “LIBOR replacement” provisions of the Administrative Agent.

Automatically during the continuance of a payment or bankruptcy event of default, interest will accrue (i) on the overdue principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other overdue amount at a rate of 200 basis points in excess of the non-default interest rate then applicable to Base Rate loans under the Refinancing Term B Facility, and will be payable on demand.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Annex I-2

Cost and Yield Protection:	As set forth in the Existing Term Loan Credit Agreement, subject to the Refinancing Term Loan Documentation Principles.

Maturity:	The Refinancing Term B Facility shall mature January 4, 2026; provided that the Refinancing Term B Credit Documentation shall include customary “amend and extend” provisions.

Incremental Term Facilities:	As set forth in the Existing Term Loan Credit Agreement, subject to the Refinancing Term Loan Documentation Principles. The Refinancing Term B Loans shall have the same MFN Protection (as defined in the Existing Term Loan Credit Agreement) as the Existing Term Loans.

Scheduled Amortization:	The Refinancing Term B Facility will be subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the Refinancing Term B Facility commencing with the first full fiscal quarter after the Closing Date, with the balance payable at final maturity (collectively, the “Scheduled Amortization”).

Mandatory Prepayments and Commitment Reductions:	As set forth in the Existing Term Loan Credit Agreement, subject to the Refinancing Term Loan Documentation Principles; provided that Excess Cash Flow prepayments shall not be required until after the end of each fiscal year commencing with the fiscal year ending December 31, 2021.

Optional Prepayments and Commitment Reductions:	Except as set forth in “Prepayment Premium” below, the Refinancing Term B Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. Each optional prepayment of the Refinancing Term B Facility shall be applied as directed by the Borrower.

Prepayment Premium:	As set forth in the Existing Term Loan Credit Agreement, subject to the Refinancing Term Loan Documentation Principles and the Prepayment Premium Provision (as defined in the Fee Letter).

Security and Intercreditor Matters:	As set forth in the Existing Term Loan Credit Agreement and the Loan Documents, subject to the Refinancing Term Loan Documentation Principles and the Equity Pledge (as defined in the Fee Letter).

The relative rights and priorities in the Collateral (as defined in the Existing Term Loan Credit Agreement as modified to reflect the Equity Pledge) for the secured parties with respect to (a) the Amended ABL Credit Agreement and (b) the Refinancing Term B Facility will be as set forth in that certain intercreditor agreement, dated January 4, 2019, between Bank of America, N.A., as collateral agent under the Existing Term Loan Credit Agreement and the ABL Agent (the “ABL Intercreditor Agreement”).

Annex I-3

Conditions Precedent to Closing:	Those specified in Section 5 of and Annex II to the Commitment Letter.

Representations and Warranties:	As set forth in the Existing Term Loan Credit Agreement, subject to the Certain Funds Provision and the Refinancing Term Loan Documentation Principles.

Covenants:	As set forth in the Existing Term Loan Credit Agreement, subject to the Certain Funds Provision and the Refinancing Term Loan Documentation Principles and the Covenant Modification (as defined in the Fee Letter). For the avoidance of doubt, there shall not be any financial maintenance covenant.

Events of Default:	As set forth in the Existing Term Loan Credit Agreement, subject to the Certain Funds provision and the Refinancing Term Loan Documentation Principles.

Assignments and Participations:	As set forth in the Existing Term Loan Credit Agreement, subject to the Refinancing Term Loan Documentation Principles.

Non-Pro Rata Repurchases:	As set forth in the Existing Term Loan Credit Agreement, subject to the Refinancing Term Loan Documentation Principles.

Waivers and Amendments:	As set forth in the Existing Term Loan Credit Agreement, subject to the Refinancing Term Loan Documentation Principles.

Indemnification:	As set forth in the Existing Term Loan Credit Agreement, subject to the Refinancing Term Loan Documentation Principles.

Governing Law:	State of New York.

Expenses:	As set forth in the Existing Term Loan Credit Agreement, subject to the Refinancing Term Loan Documentation Principles.

Counsel to the Administrative Agent:	Cahill Gordon & Reindel LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Refinancing Term B Credit Documentation will contain increased cost, withholding tax, capital adequacy and yield protection provisions, non-consenting lender, lender benefit plan representations and EU Bail-In and defaulting lender language as set forth in the Existing Term Loan Credit Agreement, subject to the Refinancing Term Loan Documentation Principles.

Annex I-4

ANNEX II

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The initial extensions of credit under the Refinancing Term B Facility will be subject only to the satisfaction (or waiver by the Lead Arrangers) of the conditions set forth in Section 5 of the Commitment Letter and the following conditions:

(i) The definitive agreement relating to the Acquisition (including all schedules and exhibits thereto) (the “Acquisition Agreement”) and such other agreements, instruments and documents relating to the Transaction shall not have been altered, amended or otherwise changed or supplemented by you or any provision waived or consented to by you (including any change in the purchase price), in each case, in a manner materially adverse to the Lenders in their capacities as such, without the prior written consent of the Lenders (not to be unreasonably withheld) (it being understood that any decrease in the purchase price shall not be materially adverse to the Lenders and any increase in the purchase price, to the extent funded with equity interests of the Borrower, shall not be materially adverse to the Lenders). The Specified Representations shall be true and correct in all material respects (other than any such representations that are qualified by materiality or material adverse effect, which shall be true and correct in all respects), after giving effect to the Transaction. The Acquisition shall have been, or shall concurrently with the funding of the Refinancing Term B Facility be, consummated in accordance with the terms of the Acquisition Agreement in all material respects.

(ii) [Reserved].

(iii) The Administrative Agent shall have received certification as to the financial condition and solvency of the Borrower and its restricted subsidiaries (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the Borrower, in a form substantially similar to the form attached as Annex III.

(iv) The Administrative Agent shall have received (a) reasonably satisfactory opinions of counsel to the Loan Parties and of appropriate local counsel and such corporate resolutions, certificates and other closing documents as the Initial Lenders shall reasonably require and (b) satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to the Certain Funds Provision, certain exceptions to be set forth in the Refinancing Term B Credit Documentation and to the ABL Intercreditor Agreement) lien and security interest in the Collateral.

(v) Subject to the Certain Funds Provision, all filings, recordations and searches necessary or desirable in connection with the liens and security interests in the Collateral shall have been duly made. The Administrative Agent shall have received the results of recent lien searches in each relevant jurisdiction with respect to the Loan Parties, and such search results shall reveal no liens on any assets of the Loan Parties except for liens permitted by the Existing Term Loan Credit Agreement and/or to be permitted by the Refinancing Term B Credit Documentation and liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(vi) The Lead Arrangers and the Initial Lenders shall have received: (A) (1) with respect to the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019

Annex II-1

and each subsequent fiscal year ended at least 90 days prior to the Closing Date, the audited consolidated balance sheets of the Borrower and its subsidiaries (excluding the Acquired Business) and (2) with respect to the fiscal years ending on or about December 31, 2017, December 30, 2018 and December 29, 2019 and each subsequent fiscal year ended at least 120 days prior to the Closing Date, the audited consolidated balance sheets of the Acquired Business, in each case, as of the end of such fiscal year and related consolidated statements of operations, cash flows and shareholders’ equity; (B) with respect to the fiscal quarters ended March 31, 2020 and June 30, 2020 and each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Closing Date, the unaudited consolidated balance sheets and related unaudited consolidated statements of operations and cash flows of the Borrower and its subsidiaries (excluding the Acquired Business) (which shall not, for the avoidance of doubt, be required to include footnotes or year-end adjustments) for such fiscal quarter and for the elapsed period of the applicable fiscal year and for the comparable periods of the prior fiscal year; and (C) with respect to the fiscal quarters ended on or about March 29, 2020 and June 28, 2020 and each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 60 days prior to the Closing Date, the unaudited consolidated balance sheets and related unaudited consolidated statements of operations and cash flows of the Acquired Business (which shall not, for the avoidance of doubt, be required to include footnotes or year-end adjustments) for such fiscal quarter and for the elapsed period of the applicable fiscal year and for the comparable periods of the prior fiscal year; provided, that filing by the Borrower of the financial statements required to be delivered pursuant to (A) and (B) above on Form 10-K and Form 10-Q will be deemed to satisfy the such delivery requirements. The Lead Arrangers acknowledge receipt of and satisfaction of this condition with respect to the financial statements for (i) the Borrower for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019, (ii) the Acquired Business for the fiscal years ended on or about December 31, 2017, December 30, 2018 and December 29, 2019, (iii) for the Borrower for the fiscal quarters ended March 31, 2020 and June 30, 2020 and (iv) for the Acquired Business for the fiscal quarters ended on or about March 29, 2020 and June 28, 2020.

(vii) The Lead Arrangers shall have been afforded a period of at least 15 consecutive business days to syndicate the Refinancing Term B Facility (ending no later than the business day prior to the Closing Date), commencing upon receipt by the Lead Arrangers of the Required Information (as defined below) (the “Marketing Period”); provided that (A) November 25, 2020 through November 27, 2020 shall not constitute business days for purposes of the Marketing Period and (B) if the Marketing Period has not ended prior to December 18, 2020, the Marketing Period shall not commence earlier than January 4, 2021; provided further, that if you in good faith reasonably believe that the Lead Arrangers have received the Required Information, you may deliver to the Lead Arrangers a written notice to that effect (stating when you believe they received the Required Information), in which case the Lead Arrangers shall be deemed to have received the Required Information as of the date of delivery of such notice unless the Lead Arrangers in good faith reasonably believes that they have not received the Required Information, and within two business days after the receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with specificity what information has not delivered) (provided, that it is understood that the delivery of such written notice from the Lead Arrangers to you will not prejudice your right to assert that the Required Information has in fact been received by the Lead Arrangers). As used herein, the term “Required Information” shall mean the financial statements required to be delivered pursuant to paragraph (vi) of this Annex I (assuming the Closing Date was the first day of the Marketing Period). It is understood and agreed that (i) once the Marketing Period has occurred, this condition shall be satisfied, notwithstanding that paragraph (vi) of this Annex I requires the delivery of any additional financial statements after the first day of the Marketing Period and on or prior to the Closing Date, (ii) once the Marketing Period has commenced, the delivery of

Annex II-2

any additional financial statements after the first day of the Marketing Period shall not result in the “restart” of the Marketing Period and (iii) this condition will be deemed to have been satisfied the first business day immediately following the first period of 15 business days after the date on which the Lead Arrangers have launched the primary syndication of the Refinancing Term B Facility; provided that (A) November 25, 2020 through November 27, 2020 shall not constitute business days for purposes of this clause (iii), and (B) if such 15 business day period has not ended prior to December 18, 2020, such 15 business day period shall not commence earlier than January 4, 2021.

(viii) All fees required to be paid on the Closing Date pursuant to the Fee Letter and the Commitment Letter (including Annex I) shall have been paid, and all reasonable out-of-pocket expenses required to be paid or reimbursed to the Administrative Agent and the Lead Arrangers on the Closing Date pursuant to the Commitment Letter that have been invoiced at least three (3) business days prior to the Closing Date shall have been paid or shall be paid from the proceeds of the initial funding under the Refinancing Term B Facility.

(ix) The Lead Arrangers and the Initial Lenders shall have received evidence that the Third Amended and Restated Loan and Security Agreement, dated as of November 20, 2017 (the “Existing ABL Credit Agreement”), among the Borrower, Callaway Golf Sales Company, a California corporation, Callaway Golf Ball Operations, Inc., a Delaware corporation, OGIO International Inc., a Utah corporation, Travis Mathew Retail, LLC, a California limited liability company, travisMathew, LLC, a California limited liability company, Callaway Golf Canada Ltd., a Canada corporation, Callaway Golf Europe Ltd., a company organized under the laws of England (registered number 02756321), the other obligors from time to time party thereto, the financial institutions from time to time party thereto as lenders, and Bank of America, N.A., a national banking association, as administrative agent and as security trustee for the lenders (in such capacity, the “ABL Agent”), has been amended (or shall be amended concurrently with the funding of the Refinancing Term B Facility) in a manner reasonably satisfactory to the Lead Arrangers to, among other things, permit the Loan Parties to enter into the Transaction (such amendment, the “ABL Amendment”; the Existing ABL Credit Agreement as amended by the ABL Amendment, the “Amended ABL Credit Agreement”). The Lead Arrangers acknowledge receipt of and satisfaction of this condition with respect to the ABL Amendment executed by the parties thereto and delivered to the Lead Arrangers on the date hereof.

(x) After giving effect to the Transaction, the Borrower and its restricted subsidiaries shall have outstanding no indebtedness for borrowed money or preferred stock other than (a) the loans and other extensions of credit under the Refinancing Term B Facility, (b) the loans and other extensions of credit under the Amended ABL Credit Agreement, (c) the loans and other extensions of credit under the 2018 Japan ABL Facility and any facility that refinances such facility, (d) the loans and other extensions of credit under the Acquiror Japanese Term Loan Facility and any facility that refinances such facility (e) the Borrower’s 2.75% Convertible Notes due in 2026 issued in May 2020, (f) the “Equipment Notes” described in the 2-Q 10-Q and outstanding on the date hereof, (g) ordinary course capital leases, purchase money indebtedness, indebtedness to finance capital expenditures and working capital facilities, (h) intercompany indebtedness, (i) indebtedness permitted by the Refinancing Term B Credit Documentation to be outstanding on the Closing Date, subject to the Refinancing Term Loan Documentation Principles (other than Incremental Term Loans (as defined under the Existing Term Loan Credit Agreement) and indebtedness incurred pursuant to Sections 7.02(l), (n) or (q) of the Existing Term Loan Credit Agreement) and (j) other indebtedness in limited amounts to be mutually agreed upon.

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(xi) (a) Each Loan Party shall have provided the documentation and other information to the Administrative Agent that has been requested in writing by the Lead Arrangers at least 10 business days prior to the Closing Date and is required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 3 business days prior to the Closing Date and (b) at least 5 business days prior to the Closing Date, the Borrower shall deliver, to each Lead Arranger that so requests, a Beneficial Ownership Certification in relation to the Borrower, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

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Annex III

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate is delivered pursuant to Section [•] of the Credit Agreement dated as of [•], among Callaway Golf Company, a Delaware corporation (the “Borrower”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the Chief Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [•] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Restricted Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries on a consolidated basis is greater than the amount required to pay the probable liability of the Borrower and its Restricted Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Restricted Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Restricted Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

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The foregoing certifications are made and delivered as of the Closing Date.

CALLAWAY GOLF COMPANY

By:
Name:
Title:

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